Exhibit 99.1

SolarCity Preannounces Q2 2016 Operating Metrics and

Updates 2016 Guidance

Earnings Release and Conference Call Scheduled for August 9, 2016

SAN MATEO, Calif., Aug. 1, 2016 — SolarCity Corporation (NASDAQ: SCTY) today preannounced its second quarter 2016 operating metrics and updated its full year 2016 guidance.

For the second quarter of 2016, Megawatts (MW) Installed were 201 MW, exceeding guidance of 185 MW, and MW Booked increased 40% over the first quarter of 2016 to help drive a significant improvement in Sales Cost per watt.

A range of sales process improvements and the introduction of a new loan offering began to help improve bookings in the second quarter, but residential bookings in the first half of the year were still lower than we anticipated overall. As a result, we are lowering our 2016 guidance for MW Installed to 900 – 1,000 MW, as compared to our previous guidance of 1,000 – 1,100 MW. As a result of the lower installation forecast, the company will be adjusting our fully loaded cost structure accordingly.

We anticipate two new product releases in the second half of the year that we expect to meaningfully impact MW installed in 2017. These include (1) a new, integrated solar and storage offering and (2) a new solar product focused on the 5 million new roofs installed each year in the U.S.

SolarCity will report its second quarter earnings after the market’s close on Tuesday, August 9, 2016. A conference call has been scheduled to discuss these results at 2:30 p.m. (Pacific Time). The conference call can be accessed live over the phone by dialing 1-877-407-0784, or for international callers, 1-201-689-8560. A replay will be available two hours after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode is 13642830. The replay will be available until August 16, 2016.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging on at the “Events and Presentations” link of the Investor Relations section of the Company’s website at http://investors.solarcity.com/events.cfm. The online replay will be available for a limited time beginning immediately following the call.

About SolarCity

SolarCity® (NASDAQ: SCTY) provides clean energy. The company has disrupted the century-old energy industry by providing renewable electricity directly to homeowners, businesses and government organizations for less than they spend on utility bills. SolarCity gives customers control of their energy costs to protect them from rising rates. The company makes solar energy easy by taking care of everything from design and permitting to monitoring and maintenance. Visit the company online at www.solarcity.com and follow the company on Facebook & Twitter.

Investor Relations	Aaron Chew
Contact:	SolarCity
650-963-5920
investors@solarcity.com